                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) January 31, 2000

                               ----------------

                     The Corporate Executive Board Company
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

        Delaware                  000-24799                  52-2056410
----------------------------     ------------           --------------------
(State or other jurisdiction     (Commission                (IRS Employer
     of incorporation)           File Number)            Identification No.)

2000 Pennsylvania Ave., N.W. Washington, DC                     20006
-------------------------------------------             --------------------
(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code      (202) 777-5000

                               -----------------


--------------------------------------------------------------------------------
        (Former name and former address, if changed since last report.)

Item 1.   Changes in Control of Registrant.

  Not Applicable.

Item 2.   Acquisition or Disposition of Assets.

  Not Applicable.

Item 3.   Bankruptcy or Receivership

  Not Applicable.

Item 4.   Changes in Registrant's Certifying Accountant.

  Not Applicable.

Item 5.   Other Events.

  The Company's audited financial statements as of and for the three years ended December 31, 1997, 1998 and 1999, and related Management's Discussion and Analysis of Financial Condition and Results of Operations are set forth below:

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

     We have audited the accompanying balance sheets of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) as of December 31, 1998 and 1999, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Corporate Executive Board Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
January 31, 2000

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                BALANCE SHEETS
                     (In thousands, except share amounts)


                                                        December 31,
                                                        ------------
          ASSETS                                    1998            1999
                                                  --------        --------
CURRENT ASSETS:
 Cash and cash equivalents                         $12,232         $19,726
 Marketable securities                               3,872              --
 Receivables:
  Membership fees receivable, net                   17,165          26,603
  Due from stockholder                               6,500              --
  Due from affiliate                                   350              --
 Other assets                                          383           1,318
 Deferred income taxes, net                          1,438           8,047
 Deferred offering costs                             1,251              --
 Deferred incentive compensation                     2,023           2,801
                                                   -------         -------
    Total current assets                            45,214          58,495
                                                   -------         -------

MARKETABLE SECURITIES                                   --          13,348
PROPERTY AND EQUIPMENT, NET                          3,714           9,921
                                                   -------         -------
     Total assets                                  $48,928         $81,764
                                                   =======         =======

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Accounts payable and accrued liabilities          $ 5,159         $ 6,041
 Accrued incentive compensation                      2,661           3,877
 Due to affiliate                                       --              41
 Stock option repurchase and special
     bonus plan liability                            7,054           4,710
 Deferred revenues                                  39,061          55,436
                                                   -------         -------
     Total current liabilities                      53,935          70,105
                                                   -------         -------

OTHER LIABILITIES                                       --             813
LONG-TERM STOCK OPTION REPURCHASE LIABILITY          3,140              --
                                                   -------         -------
     Total liabilities                              57,075          70,918
                                                   -------         -------

STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, par value $0.01;
  5,000,000 shares authorized, no shares
  issued and outstanding                                --              --
 Common stock, par value $0.01; 100,000,000
  shares authorized and 12,504,400 and
  13,569,960 shares issued and outstanding
  as of December 31, 1998 and 1999, respectively       125             136
 Additional paid-in-capital                          2,646             269
 Deferred compensation                                (953)           (570)
 Retained earnings (deficit)                        (9,965)         11,691
 Accumulated elements of comprehensive income           --            (680)
                                                   -------         -------
     Total stockholders' equity (deficit)           (8,147)         10,846
                                                   -------         -------
     Total liabilities and stockholders'
            equity (deficit)                       $48,928         $81,764
                                                   =======         =======

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                             STATEMENTS OF INCOME
                   (In thousands, except per share amounts)


                                                     Year ended December 31,
                                                     -----------------------

                                                    1997       1998       1999
                                                    ----       ----       ----

REVENUES                                          $38,669    $53,030    $70,767
 Cost of services                                  20,036     25,373     28,602
                                                  -------    -------    -------
GROSS PROFIT                                       18,633     27,657     42,165
                                                  -------    -------    -------

COSTS AND EXPENSES:
 Member relations and marketing                     8,106     11,676     15,525
 General and administrative                         5,660      6,920      8,485
 Depreciation                                         722        885      1,318
 Stock option restructuring and repurchase
  and special bonus plan                            3,063      5,342        383
                                                  -------    -------    -------
                                                   17,551     24,823     25,711
                                                  -------    -------    -------

INCOME FROM OPERATIONS                              1,082      2,834     16,454

INTEREST INCOME                                       122        786      1,114
                                                  -------    -------    -------

INCOME BEFORE PROVISION FOR
   INCOME TAXES                                     1,204      3,620     17,568

PROVISION FOR INCOME TAXES                            120        361      4,322
                                                  -------    -------    -------

NET INCOME                                        $ 1,084    $ 3,259    $13,246
                                                  =======    =======    =======

EARNINGS PER SHARE:
 Basic                                            $  0.09    $  0.26    $  1.00
                                                  =======    =======    =======
 Diluted                                          $  0.08    $  0.22    $  0.83
                                                  =======    =======    =======

WEIGHTED AVERAGE SHARES USED IN THE CALCULATION
     OF EARNINGS PER SHARE:
 Basic                                             12,504     12,504     13,223
 Diluted                                           13,752     14,950     16,027

                See accompanying notes to financial statements.


                                               THE CORPORATE EXECUTIVE BOARD COMPANY
                                      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                       For the years ended December 31, 1997, 1998, and 1999
                                               (In thousands, except share amounts)


                                                                                                        Accumu-
                                                                                                         lated
                                      Preferred          Common                                       elements of           Annual
                                       stock             stock        Additional  Deferred  Retained    compre-             Compre-
                                   -------------- ------------------   paid-in-   compen-   earnings    hensive             hensive
                                   Shares  Amount    Shares   Amount   capital     sation   (deficit)   income      Total    income
                                   ------  ------ ----------- ------  ----------  --------  --------  -----------  -------  --------
Balance at December 31, 1996           --  $   --          -- $   --    $     --  $     --  $ (7,411)    $     --  $(7,411)
                                                                  --
 Distributions to stockholder          --      --          --     --          --        --       (20)          --      (20) $    --
 Division spin-off                     --      --  12,504,400    125          --        --        (7)          --      118       --
 Deferred compensation pursuant to
  substitution of stock options        --      --          --     --       2,646    (1,459)       --           --    1,187       --
 Net income                                    --          --     --         --         --     1,084           --    1,084    1,084
                                   ------------------------------------------------------------------------------------------------

Balance at December 31, 1997           --      --  12,504,400    125       2,646    (1,459)   (6,354)          --   (5,042)   1,084
                                                                                                                            =======
 Distributions to stockholder          --      --          --     --          --        --    (6,870)          --   (6,870)      --
 Amortization of deferred
  compensation                         --      --          --     --          --       506        --           --      506       --
 Net income                                    --          --     --          --        --     3,259           --    3,259    3,259
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1998           --      --  12,504,400    125       2,646      (953)   (9,965)          --   (8,147)   3,259
                                                                                                                            =======
 Distributions to (contributions
  from) stockholder, net               --      --          --     --          --        --    (6,519)          --   (6,519)      --
 Net income - pre-termination of S
  corporation status                   --      --          --     --          --        --     1,555           --    1,555    1,555
 Termination of S corporation
  status                               --      --          --     --     (14,929)       --    14,929           --       --       --
 Issuance of common stock under
  special bonus plan                   --      --          --     --       1,440        --        --           --    1,440       --
 Issuance of common stock upon the
  exercise of stock options            --      --   1,065,560     11         984        --        --           --      995       --
 Tax benefits related to the
  exercise of stock options            --      --          --     --      10,128        --        --           --   10,128       --
 Amortization of deferred
  compensation                         --      --          --     --          --       383        --           --      383       --
 Unrealized losses on
  available-for-sale marketable
  securities, net of tax               --      --          --     --          --        --        --         (680)    (680)    (680)
 Net income - post-termination of S
  corporation status                   --      --          --     --          --        --    11,691           --   11,691   11,691
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1999           --   $  --  13,569,960 $  136    $    269  $   (570)  $11,691     $   (680) $10,846  $12,566
                                   ================================================================================================

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                Year ended December 31,
                                                            ------------------------------
                                                              1997       1998       1999
                                                            --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                 $  1,084   $  3,259   $ 13,246
 Adjustments to reconcile net income to net cash
  flows provided by operating activities:
  Depreciation                                                   722        885      1,318
  Tax deductions resulting from the exercise of common
    stock options                                                 --         --      5,385
  Deferred income taxes                                         (194)      (288)    (1,458)
  Stock option restructuring and repurchase                    3,063      5,342        383
  Changes in operating assets and liabilities:
   Membership fees receivable, net                            (1,902)    (1,369)    (9,438)
   Other assets                                                 (122)      (261)      (935)
   Deferred incentive compensation                              (226)      (927)      (778)
   Deferred revenues                                           9,778      7,587     16,375
   Accounts payable and accrued liabilities                      984      2,777      1,115
   Accrued incentive compensation                                365        762      1,216
   Other liabilities                                              --         --        813
   Special bonus plan                                             --         --       (960)
                                                            --------   --------   --------
     Net cash flows provided by operating activities          13,552     17,767     26,282
                                                            --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 (Purchase) disposal of property and equipment, net           (1,530)    (2,086)    (7,282)
 Receivable from stockholder                                  (6,500)        --      6,500
 (Purchase) sale of marketable securities, net                (3,754)      (118)   (10,610)
                                                            --------   --------   --------
     Net cash used in investing activities                   (11,784)    (2,204)   (11,392)
                                                            --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in payable to/due from affiliate                       7,189     (1,857)       391
 Distributions to stockholder                                    (20)    (6,870)    (4,000)
 Proceeds from the exercise of common stock options               --         --        995
 Payment of offering costs                                        --       (951)    (1,698)
 Stock option repurchases                                         --     (2,590)    (3,084)
                                                            --------   --------   --------
     Net cash provided by (used in) financing activities       7,169    (12,268)    (7,396)
                                                            --------   --------   --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                      8,937      3,295      7,494

Cash and cash equivalents, beginning of period                    --      8,937     12,232
                                                            --------   --------   --------

Cash and cash equivalents, end of period                    $  8,937   $ 12,232   $ 19,726
                                                            ========   ========   ========

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                         NOTES TO FINANCIAL STATEMENTS

1.  Description of operations

     The Corporate Executive Board Company (the "Company") provides "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practice research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's content database and other services.

2.  Spin-off, recapitalization and initial public offering

     The Company was incorporated on September 11, 1997, under the laws of the State of Delaware. The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off to The Advisory Board Company's sole stockholder (the "Spin-off"). Prior to the Spin-off, the Company did not maintain separate bank accounts and all cash receipts and disbursements were made via The Advisory Board Company and are reflected as changes in due to/ due from affiliate. Subsequent to the Spin-off, the Company is responsible for its own cash management and records amounts owed to The Advisory Board Company in due to/ due from affiliate.

     On February 23, 1999, 9,415,280 shares of common stock of the Company were sold by the sole stockholder and certain optionholders in an initial public offering (the "Initial Public Offering"). The Company did not directly receive any of the proceeds from the sale of common stock by the selling stockholders pursuant to the Initial Public Offering. In addition, immediately prior to the Initial Public Offering, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of Class A Stock and Class B Stock to 17,200 shares and 13,171,760 shares, respectively, and to authorize 100,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock, each with a par value of $0.01 per share. In addition, to facilitate the Initial Public Offering, the Company effected a 17.2-for-1 stock split of the shares of Class A Stock and Class B Stock in the form of a stock dividend. The Class A Stock and the Class B Stock were converted into Common Stock contemporaneously with the Initial Public Offering. Accordingly, all share and per share amounts have been retroactively adjusted to give effect to these events.

3.  Summary of significant accounting policies

 Cash equivalents and marketable securities

     Marketable securities that mature within three months of purchase are classified as cash equivalents. Investments with maturities of more than three months are classified as marketable securities. As of December 31, 1998 and 1999, the Company's marketable securities consisted of fixed income securities. Effective January 1, 1999, the Company classified its marketable securities as available-for-sale securities. Unrealized gains and losses on available-for-sale marketable securities are excluded from net income and are included within accumulated elements of comprehensive income within stockholders' equity (deficit). Prior to January 1, 1999, the Company classified its marketable securities as trading securities. The unrealized holding gains and losses at the date the marketable securities were transferred to the available-for-sale classification from the trading classification, have already been recognized into earnings and will not be reversed.

 Property and equipment and leasehold improvements

     Property and equipment are stated at cost, less accumulated depreciation. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Property and equipment depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to eleven years.

     The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their useful lives or the lease term.

 Recovery of long-lived assets

     Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company believes that no such impairment exists as of December 31, 1999.

 Revenue recognition

     Membership fees are recognized ratably over the term of the related membership, which is generally twelve months. Membership fees are generally billable when the member signs a letter of agreement. Certain membership fees are billed on an installment basis. The Company's policy is to record the full amount of membership fees receivable and related deferred revenue when a member signs a letter of agreement.

 Commission expense recognition

     Certain incentive compensation expenses related to the negotiation of new and renewal memberships are deferred and are amortized over the term of the related memberships.

 Earnings per share

     Basic earnings per share is computed by dividing net income by the number of basic weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the number of diluted weighted average common shares outstanding during the period. The number of weighted average common share equivalents outstanding is determined in accordance with the treasury-stock method. Common share equivalents consist of common shares issuable upon the exercise of outstanding common stock options. Weighted-average shares outstanding for the year ended December 31, 1997 was calculated assuming that the capital structure established at the date of the Spin-off was in effect during that period. A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands):

                                                                      Year Ended December 31,
                                                              -------------------------------------
                                                               1997           1998           1999
                                                              ------         ------         -------
Basic weighted average common
  shares outstanding                                          12,504         12,504         13,223
Weighted average common
  share equivalents outstanding                                1,248          2,446          2,804
                                                              ------         ------         ------
Diluted weighted average
  common shares outstanding                                   13,752         14,950         16,027
                                                              ======         ======         ======

 Concentrations of credit risk

     Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of membership fees receivable and marketable securities. Although the Company believes that the diversity of its large membership base has historically minimized the risk of incurring material losses due to concentrations of credit risk, the Company may be exposed to a declining membership base in periods of market downturns, severe competition or international developments.

     The Company generates revenues from members located outside the United States. For the years ending December 31, 1997, 1998, and 1999, approximately 31%, 33%, and 31% of revenues, respectively, were generated from members located outside the United States. Sales to customers in European countries for the years ended December 31, 1997, 1998, and 1999 were approximately 13%,

  15%, and 15%, respectively, with no other geographic area representing more than 10% of revenues in any period. No one member accounted for more than 2% of revenues for any period presented.

     In addition, the Company maintains a portfolio of marketable securities which consist primarily of Washington, D.C. municipal and agency fixed income securities. The fixed income securities are issued by institutions which operate within many different industries. As part of its cash management process, the Company performs periodic evaluations of the relative credit ratings of these marketable securities.

 Fair value of financial instruments

     The fair value of current assets and current liabilities approximates their carrying value due to their short maturity.

 Income taxes

     Deferred income taxes are determined on the asset and liability method. Under this method, temporary differences arise as a result of the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and tax rates on the date of the enactment of the change.

 Research and development expenses

     Costs related to the research and development of new company programs are expensed when incurred.

 Reclassification of prior-years' balances

     Prior-years' balances have been reclassified to conform with the current-year presentation.

 Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

4. Transactions with affiliates

 Administrative support and management services

     The Advisory Board Company provides the Company with limited administrative support services. Subsequent to the Spin-off, fees are charged to the Company for these services in accordance with an Administrative Services Agreement (the ''ASA''). The term of the ASA expires on December 31, 2000. The ASA provides for fees based on either direct costs, costs per certain transaction, headcount, or a fixed cost per month. For periods prior to the Spin-off, the Company allocated the costs for administrative support services using methodologies designed to consistently apply the provisions of the ASA (e.g., direct costs, revenue activity drivers, or headcount). In management's opinion, the cost allocation methodology developed approximates the cost of internally providing or externally sourcing such services and, therefore, represents what the costs would be on a stand-alone basis.

     Management cost allocations consisting primarily of senior executive costs allocated by DGB Enterprises, Inc., a separate entity controlled by the Company's principal stockholder, are charged to the Company (pre and post Spin-off) based on an allocation of time spent on the Company's activities by each executive monthly. In management's opinion, the allocations represent what the costs would be on a stand-alone basis.

 Due from (due to) affiliate

   Activity in the due from/ due to affiliate is as follows (in thousands):

                                                              Year Ended December 31,
                                                           -----------------------------
                                                             1997       1998      1999
                                                           --------   --------  --------
          Balance at beginning of period                   $ 5,682    $(1,507)  $   350
          Costs allocated to the Company:
            The Advisory Board Company                      (5,502)    (4,931)   (1,595)
            DGB Enterprises, Inc.                           (1,490)    (1,211)       --
          Cash transfers from the Company to
             The Advisory Board Company                      4,079     14,513     3,169
          Cash transfers to the Company from
             The Advisory Board Company                     (4,276)    (6,514)   (1,965)
                                                           -------    -------   -------

          Balance at end of period                         $(1,507)   $   350   $   (41)
                                                           =======    =======   =======

5. Membership fees receivable

     Membership fees receivable consist of the following (in thousands):

                                                                     As of December 31,
                                                                    --------------------
                                                                      1998        1999
                                                                    --------    --------
          Billed membership fees receivable                          $13,339    $23,328
          Unbilled membership fees receivable                          5,059      4,616
                                                                     -------    -------
                                                                      18,398     27,944
          Allowance for doubtful accounts                             (1,233)    (1,341)
                                                                     -------    -------

             Membership fees receivable, net                         $17,165    $26,603
                                                                     =======    =======

6. Receivable from stockholder

     The Company held a promissory note in the amount of $6.5 million from its then sole stockholder prior to the Initial Public Offering that was due and payable on October 31, 2007. Interest of 7% on the outstanding promissory note balance was payable semiannually on each May 1 and November 1. The stockholder repaid the note in 1999 using proceeds from the Initial Public Offering.

7. Property and equipment

     Property and equipment consist of the following (in thousands):


                                                                     As of December 31,
                                                                    --------------------
                                                                      1998       1999
                                                                    ---------  ---------
          Furniture, fixtures, and equipment                         $ 4,636    $ 8,310
          Leasehold improvements                                       1,272      5,213
                                                                     -------    -------
                                                                       5,908     13,523
          Accumulated depreciation                                    (2,194)    (3,602)
                                                                     -------    -------

             Property and equipment, net                             $ 3,714    $ 9,921
                                                                     =======    =======

8. Income taxes

     The Company was an S corporation for Federal income tax purposes until immediately prior to the Initial Public Offering. As an S corporation, the taxable income of the Company was passed through to the sole stockholder and was reported on the sole stockholder's Federal income tax return. However, as the District of Columbia does not recognize S corporation status, income taxes related to the District of Columbia were provided for within the Company's financial statements prior to the Initial Public Offering. Just prior to the Initial Public Offering, the Company terminated its S corporation status and is now subject to Federal and state income taxes at prevailing corporate rates. As a result, the Company recorded a one-time deferred income tax benefit of $2.7 million due to the change in tax status. The one-time deferred income tax benefit is reflected in net income for the year ended December 31, 1999, as a reduction of the provision for income taxes. If the Company had been a C corporation for U.S. Federal and state income tax purposes since January 1, 1997 and recorded income taxes using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $0.7 million (unaudited), $0.06 (unaudited) and $0.05 (unaudited) for the year ended December 31, 1997, $2.1 million (unaudited), $0.17 (unaudited) and $0.14 (unaudited) for the year ended December 31, 1998, and $10.4 million (unaudited), $0.78 (unaudited) and $0.65 (unaudited) for the year ended December 31, 1999.

     The provision for income taxes consists of the following (in thousands):


                                     Year Ended December 31,
                                    --------------------------
                                      1997    1998      1999
                                    -------  -------  --------
   Current                           $ 314    $ 649   $ 5,780
   Deferred                           (194)    (288)   (1,458)
                                     -----    -----   -------

     Provision for income taxes      $ 120    $ 361   $ 4,322
                                     =====    =====   =======


     The provision for income taxes differs from the amount of income taxes determined by applying the U.S. Federal income tax statutory rates to income before provision for income taxes as follows:

                                                        Year Ended
                                                     December 31, 1999
                                                     -----------------
   Statutory U.S. Federal income
     tax rate                                                     35.0%
   State income tax, net of U.S.
     Federal income tax benefit                                    6.5
   Termination of S corporation status                           (15.6)
   Phase-in rate differential                                     (4.0)
   Other permanent differences                                     2.7
                                                                 -----

     Effective tax rate                                           24.6%
                                                                 =====

     The statutory state and effective income tax rates reflected in the provision for income taxes are both 9.975% for the years ended December 31, 1997 and 1998.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                    As of December 31,
                                                    ------------------
                                                      1998      1999
                                                    --------  --------
  Deferred tax assets:
   Deferred compensation agreements                   $1,167    $1,608
   Tax deduction resulting from the exercise
      of common stock options                             --     4,744
   Financial reporting reserves                          123       568
   Stock option restructuring and repurchase             265     1,050
   Employee benefits                                      20       301
   Unrealized losses on available-for-sale
     securities                                           --       454
   Other                                                  65       484
                                                      ------    ------

           Total deferred tax assets                   1,640     9,209
                                                      ------    ------

  Deferred tax liabilities:
   Deferred incentive compensation                       202     1,162
                                                      ------    ------

           Deferred tax assets, net                   $1,438    $8,047
                                                      ======    ======

     Management believes that the Company likely will utilize these net deferred tax assets to reduce future income tax expense.

9.  Comprehensive income (loss)

     Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income (loss), but excluded from net income
 (loss). For the year ended December 31, 1999, the element within comprehensive income consists solely of unrealized losses on available-for-sale securities. At December 31, 1999, unrealized losses on available-for-sale securities amounted to approximately $1.1 million. The related tax effect allocated to the unrealized losses on available-for-sale securities included in comprehensive income is approximately $454,000. There was no difference between net income and comprehensive income for the years ended December 31, 1997 and 1998.

10.  Defined contribution 401(k) plan

     In fiscal 1993, The Advisory Board Company began sponsoring a defined contribution 401(k) Plan (the ''Plan'') in which the Company's employees participate. Pursuant to the Plan, all employees who have reached the age of twenty-one are eligible to participate. The sponsor provides contributions equal to 25% of an employee's contribution up to a maximum of 4% of base salary. Contributions to the Plan for the Company's participants were approximately $79,000, $112,000 and $159,000, during the years ending December 31, 1997, 1998, and 1999, respectively. In September 1998, the Company established a defined contribution 401(k) Plan (the ''New Plan'') with the same provisions as The Advisory Board Company Plan. As of September 1, 1998, participants' accounts were transferred to the New Plan and subsequent participant and Company contributions were made directly to the New Plan.

11. Stock option plans

 Background

     On March 1, 1994, The Advisory Board Company adopted the Stock-Based Incentive Compensation Plan (the ''Original Plan'') to provide for granting of incentive stock options (''Original Options''). The Original Plan entitled certain employees to purchase shares of The Advisory Board Company's Class B Nonvoting Common Stock at a price equal to at least the fair market value of The Advisory Board Company's stock on the date of grant. The Original Options were exercisable on the date ten years after the date of grant, subject to acceleration upon the occurrence of certain events that would alter the current ownership of The Advisory Board Company, including an initial public offering or private sale.

 Liquid Markets Agreements

     On March 31, 1995, The Advisory Board Company and existing optionees adopted the Liquid Markets Agreements ("Liquid Markets Agreements") to provide the optionees an opportunity to (i) sell all or a portion of their Original Options to The Advisory Board Company immediately and/or (ii) modify all or a portion of their Original Options in accordance with the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, which is described below (the "Continuing Option Plan").

     The Liquid Markets Agreements provided for the designation of Original Options as described above and governed the payments to be made to the optionees for options sold ("Sold Options"). For the options elected to be sold, The Advisory Board Company was committed to pay an initial payment of $55 per option, minus the exercise price, in two installments (25% no later than December 31, 1995, and 75% no later than December 31, 1996). The Advisory Board Company was also obligated to pay the optionee an additional payment (the "Earn Out Payment") based on The Advisory Board Company's income from operations for the fiscal year ending March 31, 1998.

     In March 1997, The Advisory Board Company amended the Liquid Markets Agreements to provide for (1) guaranteed versus variable Earn Out Payments, (2) revised payment schedules, (3) revised employment requirements, and (4) in limited instances, the ability to put current options retroactively into the Liquid Markets plan.

     In December 1998, the Company amended the Liquid Markets Agreements relating to its employees by eliminating the future employment requirements. The Company recognized approximately $1.8 million and $2.4 million in compensation expense related to the Liquid Markets Agreements in years 1997, and 1998, respectively. There are no earnings charges subsequent to December 31, 1998, related to these agreements. The Company's obligation under the Liquid Markets Agreements is reflected in stock option repurchase and special bonus plan liability in the accompanying balance sheets. At December 31, 1999, the future cash commitments related to the Liquid Markets Agreements were approximately $4.7 million. In January 2000, the Company paid approximately $1.6 million in accordance with the Liquid Markets Agreements.

 Stock-Based Incentive Compensation Plan

     Adopted on March 31, 1995, the Continuing Option Plan amended and restated the Original Plan and formalized the terms and conditions of the remaining modified options (the ''Continuing Options''). In conjunction with the Spin-off, The Advisory Board Company executed Substitution Agreements with each of the employees of the Company participating in the Continuing Option Plan. The Substitution Agreement provided for the exchange of The Advisory Board Company Continuing Options for options in the Company (the ''Options'') granted under the Company's Stock-Based Incentive Compensation Plan (the ''Current Plan''), which was adopted at the time of the Spin-off. The Options generally become exercisable 50% in February 2000, 30% in February 2001 and 20% in February 2002. The Current Plan provides for the issuance of options to purchase up to 5,504,000 shares of common stock. As of December 31, 1999, approximately 4,273,320 shares had been issued or were subject to Options under the Current Plan. The Options expire between April 2001 and March 2009.

     The terms of the Substitution Agreement resulted in a new measurement date for 1,855,880 options held by employees of the Company, resulting in the recognition of compensation expense. The compensation expense is being recognized over the related vesting period. The compensation expense is reflected in stock option restructuring and repurchase and special bonus plan in the accompanying statements of income and was approximately $1.3 million, $500,000, and $380,000 for the years ending December 31, 1997, 1998, and 1999, respectively. The Company will continue to recognize compensation expense related to certain substitution agreements in the years ending 2000 and 2001. The recognition of compensation expense was not required for the remaining 1,421,993 options outstanding at the time of the Spin-off.

 1999 Stock Option Plan

     On February 18, 1999, the Company adopted the 1999 Stock Option Plan ("1999 Plan"), which reserves 1,892,000 shares of common stock for issuance. During 1999, the Company granted 738,500 common stock options under the 1999 Plan at a weighted average exercise price of $19.60 per share.

 Directors' Stock Option Plan

     On December 14, 1998, the Company adopted the Directors' Stock Plan ("Directors' Plan"), which reserves 430,000 shares of common stock for issuance. During 1999, the Company granted 36,120 common stock options under the Directors' Plan at a weighted average exercise price of $14.24 per share.

 Transactions

     The following table summarizes the changes in common stock options under employee common stock option plans described above:

                                                            Number             Exercise Price         Weighted-Average
                                                          of Options             per Share             Exercise Price
                                                          ----------             ---------             --------------
The Advisory Board Company
Original Options:
  Outstanding at December 31, 1996 ...........               174,475            $15.00-$70.00                 $49.15
    Options granted ..........................                17,500                    74.00                  74.00
    Options sold under Liquid Markets
    Agreement ................................               (18,000)             15.00-30.00                  17.92
    Options cancelled ........................                (5,000)                   63.00                  63.00
                                                          ----------                                          ------
  Outstanding prior to Spin-Off Transaction ..               168,975            $15.00-$74.00                 $53.59
                                                          ==========            =============                 ======
Company Options:
  Outstanding subsequent to Spin-Off
    Transaction, related substitution and
    recapitalization .........................             3,277,873            $  0.06-$1.28                 $ 0.77
    Options granted ..........................             1,407,407                2.03-2.73                   2.18
                                                          ----------                                          ------
  Outstanding at December 31, 1997 ...........             4,685,280                0.06-2.73                   1.19
    Options granted ..........................               865,160               2.73-14.24                   7.30
    Options cancelled ........................              (211,560)               2.03-2.73                   2.14
                                                          ----------                                          ------
  Outstanding at December 31, 1998 ...........             5,338,880               0.06-14.24                   2.13
    Options granted ..........................               745,500              19.00-38.13                  19.60
    Options cancelled ........................                (7,000)                   19.00                  19.00
    Options exercised ........................            (1,065,560)                    0.93                   0.93
                                                          ----------            -------------                 ------
  Outstanding at December 31, 1999 ...........             5,011,820             $0.06-$38.13                  $4.96
                                                          ==========            =============                 ======

Exercise prices for employee stock options outstanding at December 31, 1999, are as follows:

                                                          Weighted-
                                                           Average
                             Number Outstanding           Remaining               Weighted-
             Range of              as of                 Contractual               Average
          Exercise Prices    December 31, 1999            Life-Years            Exercise Price
          ---------------    -----------------            ----------            --------------
            $0.06--$0.06            172,000                   3.33                   $ 0.06
              0.29--0.41            696,600                   3.33                     0.31
              0.58--0.87            447,200                   3.33                     0.75
              0.93--1.28            896,513                   3.82                     0.71
              2.03--2.03            963,647                   3.69                     2.03
              2.73--3.11            476,440                   3.33                     2.88
              6.98--6.98            448,920                   3.87                     6.98
            14.24--14.24            172,000                   3.58                    14.24
            19.00--19.00            686,000                   9.13                    19.60
            23.38--38.13             52,500                   9.38                    27.44
          ---------------         ---------                   ----                   ------
           $0.06--$38.13          5,011,820                   4.40                   $ 4.96
          ===============         =========                   ----                   ------

    As of December 31, 1999, 448,040 options with a weighted average exercise price of $1.15 are exercisable.

  Accounting for stock based compensation

     The Company has elected to account for stock and stock rights in accordance with Accounting Principles Board Opinion number 25, Accounting for Stock Issued to Employees (APB No. 25). However, pro forma information regarding net income is required by Financial Accounting Standards

 Number 123, Accounting for Stock Based Compensation (FAS No. 123) if the provisions of FAS No. 123 are not elected to be adopted.

     Under the FAS No. 123 pro forma disclosure provisions, the fair value of options granted subsequent to December 15, 1995, has been estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock rights.

     The fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions: risk free interest rate of 5.5%, 5.5% and 6.5%, respectively; no dividend yield for any year; weighted-average expected lives of the option of three years, three years and five years, respectively; and expected volatility of 50%, 50% and 60%, respectively.

     The weighted-average fair value of The Advisory Board Company original options granted in 1997 during the period January 1 to the date of the Spin-off was $2.16 per share, the weighted-average fair value of Company options granted from the date of the Spin-off to December 31, 1997 was $1.27 per share. The weighted average fair value of Company options granted during the years ended December 31, 1998 and 1999 was $3.19 per share and $10.03 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. Under the FAS No. 123 pro forma disclosure provisions, pro forma net income for 1997 would have been approximately $1.6 million or $0.13 per share (pro forma basic) and $0.11 per share (pro forma diluted), pro forma net income for 1998 would have been approximately $1.6 million or $0.13 per share (pro forma basic) and $0.10 per share (pro forma diluted), and pro forma net income for 1999 would have been approximately $9.8 million or $0.74 per share (pro forma basic) and $0.61 per share (pro forma diluted). The provisions of FAS No. 123 may not necessarily be indicative of future results.

12. Special bonus plan

     In December 1998, the Company and its sole stockholder agreed to pay a special bonus to selected employees in an amount totaling $2.4 million. The special bonus was paid at the Initial Public Offering -- 60% in stock owned by the sole stockholder and 40% in cash by the Company. The Company recognized $2.4 million in expense related to this plan in 1998.

13. Supplemental cash flows disclosures

     Income taxes paid during the years ended December 31, 1997, 1998 and 1999, amounted to $90,000, $470,000 and $260,000, respectively. For the year ended December 31, 1999, the Company recognized $10.1 million in stockholders' equity (deficit) for tax deductions associated with the exercise of non-qualified stock options. Estimated current income tax payments for the year ended December 31, 1999 have been reduced by the consideration of the tax deductions associated with the exercise of non-qualified stock options.

     In addition, in connection with the Initial Public Offering, the sole stockholder gave $1.4 million in shares of common stock to selected employees to satisfy a portion of the special bonus plan liability.

14. Commitments and contingencies

 Operating Leases

     The Company leases office facilities in the United States and the United Kingdom expiring on various dates over the next eight years. The lease agreements include provisions for rental escalations based on the Consumer Price Index and require the Company to pay for executory costs such as taxes and insurance. Future minimum rental payments under non-cancelable operating leases, excluding executory costs are as follows (in thousands):



       Year Ending
       December 31,
       ------------

          2000                  $ 2,736
          2001                    3,165
          2002                    3,225
          2003                    3,296
          2004                    3,320
          Thereafter             15,858
                                -------

            Total               $31,600
                                =======

     Rent expense charged to operations during the fiscal years ended December 31, 1997, 1998, and 1999, was approximately $1.6 million, $2.4 million, and $3.6 million, respectively. The Company obtained a $1.3 million Letter of Credit Agreement to provide a security deposit for the office space lease. The Company's cash, accounts receivable and property and equipment collateralize the Letter of Credit Agreement.

15. Quarterly financial data (unaudited)

     Unaudited summarized financial data by quarter for the years ending December 31, 1998 and 1999 is as follows (in thousands, except per share amounts):


                                                                             1998
                                                                        Quarter Ended
                                           -------------------------------------------------------------------------
                                           March 31            June 30           September 30            December 31
                                           --------            -------           ------------            -----------
Revenues                                    $11,598            $12,909                $13,732               $ 14,791
Gross profit                                  6,180              6,671                  7,494                  7,312
Income before provision (benefit)
 for income taxes                             2,051              1,851                  1,932                 (2,213)
Net income (loss)                           $ 1,847            $ 1,681                $ 1,713                ($1,984)

Earnings per share:
 Basic                                      $  0.15            $  0.13                $  0.14                 ($0.16)
 Diluted                                    $  0.13            $  0.11                $  0.11                 ($0.13)

                                                                             1999
                                                                        Quarter Ended
                                           -------------------------------------------------------------------------
                                           March 31            June 30            September 30           December 31
                                           --------            -------            ------------           -----------
Revenues                                    $15,703            $16,700                $18,414               $ 19,950
Gross profit                                  8,950              9,952                 11,324                 11,939
Income before provision for income
 taxes                                        3,464              3,987                  4,811                  5,306
Net income                                  $ 4,867            $ 2,332                $ 2,863               $  3,184

Earnings per share:
 Basic                                      $  0.38            $  0.18                $  0.21               $   0.23
 Diluted                                    $  0.31            $  0.15                $  0.18               $   0.19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

     We have audited, in accordance with generally accepted auditing standards, the financial statements of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) included in this registration statement and have issued our report thereon dated January 31, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The
Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              /s/  ARTHUR ANDERSEN LLP

Washington, D.C.
January 31, 2000

                     The Corporate Executive Board Company

                Schedule II--Valuation and Qualifying Accounts
                                (In thousands)

                                                           Additions         Additions
                                          Balance at       Charged to        Charged to        Deductions
                                          Beginning        Costs and           Other             from           Balance at
                                           of Year          Expenses          Accounts          Reserve         End of Year
                                           -------          --------          --------          -------         -----------
Year ending December 31, 1997
  Allowance for doubtful accounts.......    $  400            $1,180         $      --           $  580             $1,000
                                            ------            ------         ----------          ------             ------
                                            $  400            $1,180         $      --           $  580             $1,000
                                            ======            ======         ==========          ======             ======
Year ending December 31, 1998
  Allowance for doubtful accounts.......    $1,000            $1,409         $      --           $1,176             $1,233
                                            ------            ------         ----------          ------             ------
                                            $1,000            $1,409         $      --           $1,176             $1,233
                                            ======            ======         ==========          ======             ======
Year ending December 31, 1999
  Allowance for doubtful accounts........   $1,233            $1,851         $      --           $1,743             $1,341
                                            ------            ------         ----------          ------             ------
                                            $1,233            $1,851         $      --           $1,743             $1,341
                                            ======            ======         ==========          ======             ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     This discussion and analysis and the accompanying financial statements present our results of operations as if we had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements. We were incorporated on September 11, 1997. Our business was operated as a division of The Advisory Board Company until October 31, 1997 when the business was contributed to us and spun-off to The Advisory Board Company's sole stockholder. On February 23, 1999, certain of our stockholders sold 9,415,280 shares of our common stock in an initial public offering.

     Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. Billings attributable to our subscription programs are recorded initially as deferred revenues and then recognized pro rata over the subscription contract term.

     Over the last three years, our revenues have grown at a compound annual growth rate of 37.4% from $27.3 million in 1996 to $70.8 million in 1999, while costs have grown at a compound annual growth rate of 25.4% from $27.5 million in 1996 to $54.3 million in 1999, resulting in operating losses prior to 1997 and income from operations of $1.1 million, $2.8 million and $16.5 million for 1997, 1998 and 1999. We attribute the growth in revenues to an increase in the number of memberships which has been driven primarily by new sales for existing subscription programs and the introduction of new subscription programs. The increase in costs is a function of the growth in memberships and subscription programs and investments in certain administrative functions. Stock option restructuring and repurchase charges also affect costs as further explained below.

     One measure of our business is our annualized "Contract Value," which we calculate as the aggregate annualized subscription membership revenue attributed to all subscription membership agreements in effect at a given point in time without regard to the remaining duration of any such agreement, including an estimate of pending subscription membership renewals and an estimate of members who will discontinue their subscription membership prior to their annual renewal date in the subsequent year. Our experience is that a substantial portion of members renews subscriptions for an equal or higher level each year. Contract Value has grown at a compound annual growth rate of 31.3% over the past three years and was $80.6 million at December 31, 1999.

     Our operating costs and expenses consist of cost of services, member relations and marketing, general and administrative expenses and depreciation. Cost of services represents the costs associated with the production and delivery of our products and services, including compensation of research personnel and in-house faculty, the production of published materials, the organization of member meetings and all associated support services. Member relations and marketing expenses include the costs of acquiring new members and renewing existing members and also include compensation expenses (including sales commissions), travel and all associated support services. General and administrative expenses include the costs of human resources and recruiting, finance and accounting, management information systems, facilities management, new product development and other administrative functions.

Results of Operations

     The following table sets forth certain financial data as a percentage of total revenues for the periods indicated:

                                                                      Year Ended December 31,
                                                            ---------------------------------------
                                                               1997          1998           1999
                                                            ---------    -----------     ----------
Revenues...................................................   100.0%         100.0%         100.0%
 Cost of services..........................................    51.8           47.8           40.4
                                                            ---------    -----------     ----------
 Gross profit..............................................    48.2           52.2           59.6
Costs and expenses:
 Member relations and marketing............................    21.0           22.0           21.9
 General and administrative................................    14.6           13.1           12.0
 Depreciation..............................................     1.9            1.7            1.9
 Stock option restructuring and repurchase.................     7.9           10.1            0.5
                                                            ---------    -----------     ----------
     Total costs and expenses..............................    45.4           46.9           36.3
                                                            ---------    -----------     ----------
Income from operations.....................................     2.8            5.3           23.3
Interest income............................................     0.3            1.5            1.6
                                                            ---------    -----------     ----------
Income before provision for income taxes...................     3.1            6.8           24.9
Provision for income taxes.................................     0.3            0.7            6.2
                                                            ---------    -----------     ----------
Net income.................................................     2.8%           6.1%          18.7%
                                                            =========    ===========     ==========

Years Ended December 31, 1997, 1998 and 1999

     Revenues. Total revenues increased 37.1% from $38.7 million for 1997 to $53.0 million for 1998, and 33.4% to $70.8 million for 1999. The increase in revenues was primarily attributable to increased sales of subscriptions for existing research programs, the introduction of new subscription programs and, to a lesser degree, price increases. We introduced two new subscription programs in 1997, one new subscription program in 1998 and two new subscription programs in 1999.

     Cost of services. Cost of services increased 26.6% from $20.0 million for 1997 to $25.4 million for 1998, and 12.7% to $28.6 million for 1999. The increase in cost of services was principally due to increased research staffing and related compensation costs to support the introduction of new subscription programs and an increase in short answer research and executive education services staffing to serve the growing membership base across all programs. Cost of services as a percentage of revenues decreased from 51.8% for 1997 to 47.8% for 1998, and to 40.4% for 1999. This decrease was attributable to the fixed nature of the production costs of best practices research studies, as growth in the number of subscription memberships does not significantly affect these costs.

     Member relations and marketing. Member relations and marketing costs increased 44.0% from $8.1 million for 1997 to $11.7 million for 1998, and 33.0% to $15.5 million for 1999. The increase in member relations and marketing costs was primarily due to the increase in sales staff and related costs, the increase in commission expense associated with increased revenues, and the increase in member relations personnel and related costs to serve the expanding membership base. Although we have added member relations and marketing resources to increase revenues, member relations and marketing costs have remained largely consistent as a percentage of total revenues from 1997 to 1999.

     General and administrative. General and administrative expenses increased 22.3% from $5.7 million for 1997 to $6.9 million for 1998, and 22.6% to $8.5 million for 1999. The increase in general and administrative expenses resulted primarily from staffing increases in general management, human resources and recruiting, finance and accounting, management information systems, and facilities management to support our overall growth. Although general and administrative expenses have increased, general and administrative expenses have decreased as a percentage of total revenues from 1997 to 1999 due to the relatively fixed nature of many of these costs.

     Depreciation. Depreciation expense increased 22.6% from $0.7 million for 1997 to $0.9 million for 1998, and 48.9% to $1.3 million for 1999. The increase in depreciation expense was due to purchases of computer and telephone equipment, software and office furniture and capitalization of leasehold improvements for the new office facilities required to support organizational growth.

     Stock option restructuring and repurchase and special bonus plan. We recognized $3.1 million, $2.9 million, and $0.4 million for 1997, 1998 and 1999 related to stock option agreements in existence at the time of the spin-off. In connection with the spin-off, we executed substitution agreements with each of our employees participating in The Advisory Board Company stock option plan. These substitution agreements resulted in compensation expense being recognized by us over the vesting period. We will continue to recognize compensation expense related to certain substitution agreements estimated at $0.4 million in 2000 and $0.2 million in 2001. In addition, in December 1998, we and our principal stockholder agreed to make payments in an aggregate amount of $2.4 million to selected employees under a special bonus plan, and we recorded the full amount of that charge at that time.

     Provision for income taxes. We recorded a provision for income taxes of $0.1 million, $0.4 million, and $4.3 million for 1997, 1998 and 1999. Prior to February 22, 1999, we were treated as an S corporation for Federal income tax purposes and recognized income taxes only related to the District of Columbia. However, just prior to our initial public offering, we terminated our S corporation status and are now subject to Federal and state income taxes at prevailing corporate rates. The difference in the effective income tax rates for 1997, 1998, and 1999 primarily reflects the termination of the S corporation status just prior to the initial public offering in February 1999 and the benefit of Federal income tax incentives associated with the location of our new office facilities. If we had elected to be taxed under subchapter C of the Internal Revenue Code for U.S. Federal and state income tax purposes beginning January 1, 1997 and recorded income tax expense using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $0.7 million, $0.06 and $0.05 for 1997, $2.1 million, $0.17 and $0.14 for 1998 and $10.4 million, $0.78 and $0.65 for 1999.

     Gross profit trend. Historically, the gross margin (gross profit as a percentage of total revenues) has fluctuated based upon the growth in revenues offset by the cost of delivering best practices research studies, the timing of executive education seminars, the volume of customized research briefs and the hiring of personnel. Accordingly, the gross margin for 1999 may not be indicative of future results.

Liquidity and Capital Resources

     We have financed our operations to date through funds generated from operating activities. Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. The combination of revenue growth and advance payment of subscription memberships has resulted historically in operating activities generating net positive cash flows. We generated net cash flows from operating activities of $13.6 million, $17.8 million and $26.3 million for 1997, 1998 and 1999. For 1997 and 1998, operating cash flow was generated primarily by increased revenues and related changes in the balance sheet accounts. For 1999, operating cash flow was generated primarily by increased revenues, the use of tax deductions associated with the exercise of non-qualified stock options and related changes in the balance sheet accounts. As of December 31, 1998 and 1999, we had cash, cash equivalents and marketable securities of $16.1 million and $33.1 million. Management expects that its current cash and cash equivalents and marketable securities balances and net positive cash flows from operations will satisfy working capital, financing activities and capital expenditure requirements for at least the next 12 months.

     Net cash flows used in investing activities during 1997, 1998 and 1999 were $11.8 million, $2.2 million and $11.4 million. Net cash flows used in investing activities during 1997 were attributable to the additional investment in property and equipment of $1.5 million, the lending of $6.5 million under a note agreement to our previous sole stockholder and the purchase (sale) of marketable securities, net of $3.8 million. Net cash flows used in investing activities during 1998 were attributable primarily to the additional investment in property and equipment of $2.1 million. Net cash flows used in investing activities during 1999 related to the additional investment in property and equipment of $7.3 million and the purchase (sale) of marketable securities of $10.6 million offset by the repayment of a note receivable from our previous sole stockholder.

     Net cash flows provided by financing activities during 1997 were $7.2 million. Net cash flows used in financing activities during 1998 and 1999 were $12.3 million and $7.4 million. Net cash flows provided by financing activities during 1997 were attributable to the administrative and facilities management services provided to us by The Advisory Board Company. Amounts owed to or to be received from The Advisory Board Company are recorded in the due to/due from affiliate account. Net cash flows used in financing activities during 1998 were attributable to the payment to The Advisory Board Company for the administrative and facilities management services provided to us, the distribution to our previous sole stockholder of $6.9 million to pay income taxes on our S corporation earnings and to distribute our estimated undistributed taxed or taxable earnings, and the payment of $2.6 million for stock option agreements with certain employees prior to the spin-off relating to the repurchase of stock options at fixed amounts. Net cash flows used in financing activities during 1999 were attributable to agreements with certain employees prior to the spin-off relating to the repurchase of stock options at fixed amounts. We paid $3.1 million related to these agreements in 1999, and are obligated to pay an additional $4.7 million in 2000. We also distributed $4.0 million to our previous sole stockholder. In addition, we paid $1.7 million in expenses related to our initial public offering, which is treated for accounting purposes as a distribution to our previous sole stockholder.

     We have obtained a commitment for a $10.0 million, 12-month revolving line of credit from a commercial bank. In addition, we have entered into a $1.3 million letter of credit agreement, expiring June 2003, with a commercial bank to provide a security deposit for our office space lease. We pledged certain of our assets as collateral under the letter of credit agreement.

Market Risk

     We are exposed to interest rate risk primarily through our portfolio of cash equivalents and marketable securities, which is designed for safety of principal and liquidity and consists primarily of Washington, D.C. municipal and agency fixed income securities. This portfolio is subject to inherent interest rate risk as investments mature and are re-invested at current market interest rates. We currently do not use derivative financial instruments to adjust our portfolio risk or income profile.



Item 6.   Resignations of Registrant's Directors.

  Not Applicable.

Item 7.   Financial Statements and Exhibits.

(c) Exhibits

  23 Consent of Arthur Andersen LLP

  27 Financial Data Schedule

Item 8.   Change in Fiscal Year.

  Not Applicable.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                The Corporate Executive Board Company
                                -------------------------------------
                                (Registrant)

Date: January 31, 2000          /s/ Clay M. Whitson
      ----------------          -------------------------
                                Clay M. Whitson
                                Chief Financial Officer

                                 Exhibit Index
                                 -------------

Exhibit No.        Description
-----------        -----------

Exhibit 23         Consent of Arthur Andersen LLP

Exhibit 27         Financial Data Schedule